Exhibit 32.1

Certification*

Pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C.§ 1350), Richard B. Hollis, Chief Executive Officer of Hollis-Eden Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Robert W. Weber, Chief Accounting Officer, Interim Chief Financial Officer and Vice President-Operations of the Company, each hereby certifies that, to the best of his knowledge:

1. The Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2008, to which this Certification is attached as Exhibit 32.1 (the “Periodic Report”) fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act, and

2. The information contained in the Periodic Report fairly presents, in all material respects, the financial condition and results of operations of the Company for the period covered by the Periodic Report.

Dated: August 5, 2008	By:	/s/ Richard B. Hollis
Richard B. Hollis
Chairman and Chief Executive Officer
(Principal Executive Officer)

Dated: August 5, 2008	By:	/s/ Robert W. Weber
Robert W. Weber
Interim Chief Financial Officer/
Chief Accounting Officer/
Vice President-Operations
(Principal Financial and Accounting Officer)

*	This certification accompanies the Periodic Report to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Hollis-Eden Pharmaceuticals, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Periodic Report), irrespective of any general incorporation language contained in such filing.